Exhibit 4.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”), dated as of January 7, 2005, is by and among CARRIAGE SERVICES, INC., a Delaware corporation (the “Borrower”), the banks listed on the signature pages hereof (the “Lenders”), WELLS FARGO BANK, N.A., as Syndication Agent (in said capacity, the “Syndication Agent”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (in said capacity as Administrative Agent, the “Administrative Agent”).

BACKGROUND

A.                                   The Borrower, the Lenders, the Syndication Agent, and the Administrative Agent are parties to that certain Credit Agreement, dated as of August 4, 2003 as modified by that certain Commitment Increase Agreement, dated as of May 13, 2004 (as modified, the “Credit Agreement”; the terms defined in the Credit Agreement and not otherwise defined herein shall be used herein as defined in the Credit Agreement).

B.                                     The Borrower has advised the Lenders that it intends to issue certain senior notes in aggregate amount not to exceed $150,000,000 (hereinafter, the “Proposed Senior Note Issuance”).  The Borrower requests that the Lenders agree to certain amendments to the Credit Agreement to account for the Proposed Senior Note Issuance, in each case as more fully set forth herein.

C.                                     The Lenders parties to this First Amendment (which Lenders constitute the Required Lenders as required under the Credit Agreement) are willing to agree to such amendment, subject to the performance and observance in full of each of the covenants, terms and conditions, and in reliance upon all of the representations and warranties of the Borrower, set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the parties hereto covenant and agree as follows:

1.                                       AMENDMENTS.

(a)                                  The definition of “Senior Notes” set forth in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Senior Notes” means the up to $150,000,000 Senior Notes of the Borrower issued on or about January 21, 2005, and including the unsecured guaranties thereof executed by certain Subsidiaries of the Borrower, issued on substantially the same terms as set forth on Exhibit A to the First Amendment.

(b)                                 The defined term “First Amendment” is hereby added to Section 1.01 of the Credit Agreement in proper alphabetical order to read as follows:

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of January 7, 2005, among the Borrower, the Lenders, the Syndication Agent and the Administrative Agent.

(c)                                  The defined term “Foreign Subsidiary” is hereby added to Section 1.01 of the Credit Agreement in proper alphabetical order to read as follows:

“Foreign Subsidiary” means each Subsidiary of the Borrower which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

(d)                                 Section 7.06(a) of the Credit Agreement is hereby amended to (a) delete the last full paragraph thereof and (b) revise subsection (iii) to read as follows:

(iii)                               so long as there exists no Default both before and after giving effect to any such transaction, (x) the Borrower may make (A) payments of Dividends on and redemptions of Existing Preferred Stock, (B) payments of Dividends on Qualified Preferred Stock, and (C) distribution of the Trust Notes to the holders of the Trust Preferred Stock in connection with the dissolution of the Trust Subsidiary, and (y) the Borrower may pay interest on the Trust Notes to the Trust Subsidiary and may cause or permit the Trust Subsidiary to declare, make or pay Dividends in respect of the Trust Preferred Stock.

(e)                                  Section 7.11(a) of the Credit Agreement is hereby amended to read as follows:

(a)                                  Maximum Leverage Ratio.  Permit the Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 4.00 to 1.00.

(f)                                    Amendment to Article VII.  Article VII of the Credit Agreement is hereby amended by adding the following new Section 7.16 thereto to read as follows:

Section 7.16  Collateral.  On or before February 28, 2005, to secure the Obligations, the Borrower shall, and shall cause it Subsidiaries (other than the Trust Subsidiary) to, grant a first priority Lien and security interest in (a) all Capital Stock of each of its Domestic Subsidiaries (other than the Trust Subsidiary) and 66% of the Capital Stock of any Foreign Subsidiary of the Borrower and (b) certain existing and future real and personal property of the Borrower and each Domestic Subsidiary (other than the Trust Subsidiary), including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash (collectively, the “Collateral”). The Borrower shall, and shall cause its Domestic Subsidiaries to provide for the benefit of the Administrative Agent and the Lenders, all items to fully effect the foregoing, including, without limitation, provide the Administrative Agent with UCC-ls together with security agreements, pledge agreements, mortgages, deeds of trust, appraisals, hazard insurance, title insurance, UCC searches, tax and Lien searches, intellectual property documentation and registration and other similar types of documents, consents, authorizations, licenses, instruments and agreements relating to all property and other assets of the Borrower and its Domestic Subsidiaries as requested by the Administrative Agent, and opinions of local legal counsel with respect to the execution and filing thereof, and perfection of Liens created thereby.  Notwithstanding the foregoing, in no event shall any provision of this Section 7.16 require (i) any assets owned by any Foreign Subsidiary to be pledged or hypothecated to secure the Obligations or (ii) more than 66% of the issued and outstanding Capital Stock of any Foreign Subsidiary of the Borrower to be pledged to secure the Obligations.

(g)                                 Section 8.01 (1) of the Credit Agreement is hereby amended to read as follows:

(1)                                  Other Obligations. (i) Any event shall occur or condition shall exist under the Trust Preferred Stock, Trust Notes or Trust Guaranties (collectively, the “Debt Documents”), after the applicable grace period, if any, specified in such Debt Document, if the effect of such event or condition is to accelerate the maturity of the Trust Preferred Stock or Trust Notes, as applicable; (ii) without the prior written consent of the Required Lenders, any modification shall be made to any Debt Document which (a) renders the subordination provisions thereof more favorable to the holders of the Trust Preferred Stock or Trust Notes, as applicable, or less favorable to the Lenders, or (b) renders the economic terms of the Trust Preferred Stock or Trust Notes, as applicable, materially more favorable to the holders of the Trust Preferred Stock or Trust Notes, as applicable, or materially less favorable to the Borrower or the applicable Subsidiary, or (iii) any event shall occur under any Debt Document that would permit the holders thereof to require the redemption or mandatory prepayment thereof.

(h)                                 Exhibit E to the Credit Agreement is hereby amended to be in the form of Exhibit E to this First Amendment.

2.                                       APPLICABLE RATE.  Notwithstanding anything in the Credit Agreement to the contrary, the parties hereto agree that the Applicable Rate in effect from the date of effectiveness of this First Amendment as determined pursuant to Section 4 hereof through and including the date of the first Compliance Certificate delivered pursuant to Section 6.02(a) of the Credit Agreement after such date of effectiveness shall be determined based upon Pricing Level 4.

3.                                       REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT.  By its execution and delivery hereof, the Borrower represents and warrants that, as of the date hereof:

(a)                                  the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date hereof as made on and as of such date;

(b)                                 no event has occurred and is continuing which constitutes a Default or Event of Default;

(c)                                  (i) the Borrower has full power and authority to execute and deliver this First Amendment, (ii) this First Amendment has been duly executed and delivered by the Borrower, and (iii) this First Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable debtor relief laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws;

(d)                                 neither the execution, delivery and performance of this First Amendment, nor the consummation of any transactions contemplated herein or therein, will conflict with (i) the certificate or articles of incorporation or the applicable constituent documents or bylaws of the Borrower or its Subsidiaries, (ii) to Borrower’s knowledge, any provision or law, statute, rule or regulation applicable to the Borrower or its Subsidiaries or (iii) any indenture, agreement or other instrument to which the Borrower, the Subsidiaries or any of their properties are subject; and

(e)                                  no authorization, approval, consent, or other action by, notice to, or filing with, any governmental authority or other Person not previously obtained is required for (i) the execution, delivery or performance by the Borrower of this First Amendment or (ii) the acknowledgement by each Guarantor of this First Amendment.

4.                                       CONDITIONS OF EFFECTIVENESS.  This First Amendment shall be effective on and as of the date of the Proposed Senior Note Issuance, subject to the following:

(a)                                  the representations and warranties set forth in Section 3 of this First Amendment shall be true and correct;

(b)                                 the Administrative Agent shall have received counterparts of this First Amendment executed by the Required Lenders;

(c)                                  the Administrative Agent shall have received counterparts of this First Amendment executed by the Borrower and acknowledged by each Guarantor,

(d)                                 the Administrative Agent shall have received an opinion of counsel to the Borrower, in form and substance satisfactory to the Administrative Agent and its counsel, as to the matters set forth in clauses (c), (d) and (e) of Section 3 hereof;

(e)                                  the Administrative Agent shall have received evidence that the Senior Notes as defined in the Credit Agreement without giving effect to this First Amendment shall have simultaneously been paid in full and are extinguished; and

(f)                                    the Administrative Agent shall have received an amendment fee in immediately available funds in the amount of $15,000 for each Lender.

This First Amendment shall in no event be effective until and unless the Proposed Senior Note Issuance occurs, with the Borrower retaining the discretion as to whether to consummate the Proposed Senior Note Issuance.

5.                                       TERMINATION.  If the Proposed Senior Note Issuance does not occur by February 28, 2005, this First Amendment shall terminate and be null and void without any action taken by any party hereto.

6.                                       GUARANTOR’S ACKNOWLEDGMENT.  By signing below, each Guarantor (i) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower of this First Amendment, (ii) acknowledges and agrees that its obligations in respect of its Guaranty are not released, diminished, waived, modified, impaired or affected in any manner by this First Amendment, or any of the provisions contemplated herein, (iii) ratifies and confirms its obligations under its Guaranty and (iv) acknowledges and agrees that it has no claim or offsets against, or defenses or counterclaims to, its Guaranty.

7.                                       REFERENCE TO THE CREDIT AGREEMENT.

(a)                                  Upon and during the effectiveness of this First Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended by this First Amendment.

(b)                                 Except as expressly set forth herein, this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, and shall not alter, modify, amend, or in any way affect the terms, conditions, obligations, covenants, or agreements contained in the Credit Agreement or the other Loan Documents, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect.

8.                                       COSTS AND EXPENSES.  The Borrower shall be obligated to pay the costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this First Amendment and the other instruments and documents to be delivered hereunder.

9.                                       EXECUTION IN COUNTERPARTS.  This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  For purposes of this First Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original.  The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

10.                                 GOVERNING LAW; BINDING EFFECT.  This First Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state; provided that the Administrative Agent and each Lender shall retain all rights arising under federal law.  This First Amendment shall be binding upon the Borrower and each Lender and their respective successors and assigns.

11.                                 HEADINGS.  Section headings in this First Amendment are included herein for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

12.                               ENTIRE AGREEMENT.  THE CREDIT AGREEMENT, AS AMENDED BY THIS FIRST AMENDMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER THEREIN AND HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date above written.

CARRIAGE SERVICES, INC.

By:	/s/ Joseph Saporito
	Name:	Joseph Saporito
	Title:	Executive Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Suzanne M. Paul
	Name:	SUZANNE M. PAUL
	Title:	VICE PRESIDENT

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Gary L. Mingle
	Name:	Gary L. Mingle
	Title:	Senior Vice President

WELLS FARGO BANK, N A., as Syndication Agent

By:	/s/ Warren R. Ross
	Name:	Warren R. Ross
	Title:	Vice President

GUARANTORS:

CARRIAGE FUNERAL HOLDINGS, INC.
CFS FUNERAL SERVICES, INC.
CARRIAGE HOLDING COMPANY, INC.
CARRIAGE FUNERAL SERVICES OF MICHIGAN, INC.
CARRIAGE FUNERAL SERVICES OF KENTUCKY, INC.
CARRIAGE FUNERAL SERVICES OF CALIFORNIA, INC.
CARRIAGE CEMETERY SERVICES OF IDAHO, INC.
WILSON & KRATZER MORTUARIES
ROLLING HILLS MEMORIAL PARK
CARRIAGE SERVICES OF CONNECTICUT, INC
CSI FUNERAL SERVICES OF MASSACHUSETTS, INC.
CHC INSURANCE AGENCY OF OHIO, INC.
BARNETT, DEMROW & ERNST, INC.
CARRIAGE SERVICES OF NEW MEXICO, INC.
FORASTIERE FAMILY FUNERAL SERVICE, INC.
CARRIAGE CEMETERY SERVICES, INC.
CARRIAGE SERVICES OF OKLAHOMA, L.L.C.
CARRIAGE SERVICES OF NEVADA, INC.
HUBBARD FUNERAL HOME, INC.
CARRIAGE TEAM CALIFORNIA (CEMETERY), LLC
CARRIAGE TEAM CALIFORNIA (FUNERAL), LLC
CARRIAGE TEAM FLORIDA (CEMETERY), LLC
CARRIAGE TEAM FLORIDA (FUNERAL), LLC
CARRIAGE SERVICES OF OHIO, LLC
CARRIAGE TEAM KANSAS, LLC
CARRIAGE MUNICIPAL CEMETERY SERVICES OF NEVADA, INC.
CARRIAGE CEMETERY SERVICES OF CALIFORNIA, INC.
CARRIAGE INTERNET STRATEGIES, INC.
CARRIAGE INVESTMENTS, INC.
CARRIAGE MANAGEMENT, L.P.
HORIZON CREMATION SOCIETY, INC.
CARRIAGE LIFE EVENTS, INC.
CARRIAGE MERGER I, INC.
CARRIAGE MERGER II, INC.
CARRIAGE MERGER III, INC.
CARRIAGE MERGER IV, INC.

By:	/s/ Joseph Saporito
	Name:	Joseph Saporito
	Title:	Executive Vice President

CARRIAGE INSURANCE AGENCY OF MASSACHUSETTS, INC.

By:	/s/ Melvin C. Payne
	Name:	Melvin C. Payne
	Title:	Chief Executive Officer

COCHRANE’S CHAPEL OF THE ROSES, INC.

By:	/s/ Wendy Wilson Boyer
	Name:	Wendy Wilson Boyer
	Title:	President

CARRIAGE INSURANCE AGENCY OF MASSACHUSETTS, INC.

By:	/s/ Melvin C. Payne
	Name:	Melvin C. Payne
	Title:	Chief Executive Officer

COCHRANE’S CHAPEL OF THE ROSES, INC.

By:	/s/ Doug Wagemann
	Name:	Doug Wagemann
	Title:	Secretary

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:	,

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 4, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Carriage Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                  of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                       Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                       Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.                                       A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

–or–

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.                                       The representations and warranties of the Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.                                       The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Borrower as of                                  ,                    .

CARRIAGE SERVICES, INC.

By:
Name:
Title:

For the Quarter/Year ended                             (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.                                         Section 7.11(a) – Maximum Leverage Ratio.

A.	Total Senior Debt (excluding the Trust Notes) at Statement Date:	$

B.	EBITDA for four consecutive fiscal quarters ending on the Statement Date (“Subject Period”):

	(1) Net Income for the Subject Period:	$

	(2) To the extent deducted in calculating Net Income, Interest Expense for the Subject Period:	$

	(3) To the extent deducted in calculating Net Income, the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for the Subject Period:	$

	(4) To the extent deducted in calculating Net Income, depreciation and amortization expenses and payments in respect of Deferred Purchase Price for the Subject Period:	$

(5)   To the extent deducted in calculating Net Income, other expenses of the Borrower and the Subsidiaries reducing Net Income which do not represent a cash item in the Subject Period or any future period:

$

	(6) Non-cash items increasing Net Income for the Subject Period:	$

	(7) EBITDA (Lines I.B.l + 2 + 3 + 4 + 5 – 6):	$

C.	Leverage Ratio (Line I.A. ÷ Line I.B.7):	to

Maximum permitted:	4.00 to 1.00

II.                                     Section 7.11(b) – Minimum Fixed Charge Coverage Ratio.

A.	EBITDA for the Subject Period (Line I.B.7. above):	$

B.	Capital Expenditures for the Subject Period:	$

C.	Cash taxes paid during the Subject Period:	$

D.	Cash tax refunds received during the Subject Period:	$

E.	Cash Interest Expenses during the Subject Period (excluding cash Dividends paid in respect of the Trust Preferred Stock prior to the Closing Date):	$

F.	Scheduled and required principal payments during the Subject Period in respect of Debt (other than scheduled and required principal payments on the Senior Notes):	$

G.	Scheduled and required payments made by the Borrower in respect of Deferred Purchase Price for the Subject Period (to extent not included in II.E. and II.F. above):	$

H.	Fixed Charge Coverage Ratio (Lines II.A. – II.B. – II.C. + to II.D.) ÷ (Lines II.E. + II.F. + II.G):	to 1

Minimum required	2.00 to 1.00

III.                                 Section 7.11(c) Minimum EBITDA

A.	(1)	Minimum EBITDA for the Subject Period ending the last day of each fiscal quarter through and including the fiscal quarter in which the Series A Note Payment Date occurs:	$36,000,000

	(2)	Actual	$

B.	(1)	Minimum EBITDA for the Subject Period ending the last day of each fiscal quarter thereafter:	$35,000,000

	(2)	Actual	$

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions.  The “Description of the Notes” section of this offering memorandum contains a more detailed description of the terms and conditions of the notes.  As used in this summary of the offering, references to “we,” “us,” “our,” the “Company” and “Carriage” refer to Carriage Services, Inc.

Issuer	Carriage Services, Inc,
Notes offered	$130,000,000 aggregate principal amount of % senior notes due 2015.
Maturity date	, 2015.
Interest payment dates	and , beginning , 2005.
Guarantees

All of our existing subsidiaries (other than the issuer of our TIDES preferred securities) will guarantee the notes on a senior basis.  Future restricted subsidiaries will also be required to guarantee the notes on a senior basis.

Ranking

The notes will be unsecured senior indebtedness.  The notes will rank senior in right of payment to our subordinated indebtedness, including our TIDES, and equal in right of payment with any of our existing and future senior indebtedness.  Each guarantee will be unsecured and will rank equally with all unsecured senior indebtedness of the guarantors and senior to all subordinated indebtedness of the guarantors.  The notes and guarantees will also be effectively subordinated to all of our secured indebtedness and the secured indebtedness of the subsidiary guarantors to the extent of the value of the assets securing such indebtedness.

As of September 30, 2004, after giving effect to this offering and the use of proceeds therefrom as described under “Use of Proceeds,” including the pre-payment of certain of our existing senior notes, we would have had approximately $14.6 million of other senior indebtedness that would have ranked equally with the notes.  Initially, after using proceeds from this offering to pay down the outstanding principal and accrued but unpaid interest on our existing unsecured credit facility, we expect to have no or nominal borrowings under our existing unsecured credit facility or our amended senior secured credit facility.

Optional redemption

We will have the option to redeem the notes, in whole or in part, at any time on or after             , 2010, at the redemption prices described in this offering memorandum under the heading “Description of the Notes — Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Equity offering optional redemption

Before            , 2008, we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more equity offerings at    % of the principal amount of the notes, plus any accrued and unpaid interest, provided at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding after such redemption and the redemption occurs within 90 days of the date of the closing of such equity offering.

Change of control

When a change of control event occurs, each holder of notes may require us to repurchase all or a portion of its notes at a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest.

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to;

	•	sell assets,

	•	pay dividends on, redeem or repurchase our capital stock or redeem or repurchase our subordinated debt,

	•	make investments,

	•	incur additional indebtedness,

	•	create certain liens,

	•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us,

	•	consolidate, merge or transfer all or substantially all of the assets of us and our restricted subsidiaries taken as a whole,

	•	engage in transactions with affiliates, and

	•	enter into sale and leaseback transactions.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of the Notes” in this offering memorandum.
Exchange offer, registration rights	Under a registration rights agreement to be executed as part of this offering, we will agree to:

•

file a registration statement within 90 days after the issue date of the notes enabling holders of notes to exchange the privately placed notes offered hereby for publicly registered notes with substantially identical terms,

	•	use our reasonable best efforts to cause the registration statement to become effective within 180 days after the issue date of the notes,

	•	complete the exchange offer within 30 days after the effective date of our registration statement, and

	•	file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in other circumstances.

The interest rate of the notes will increase if we do not comply with our obligations under the registration rights agreement. See “Exchange Offer; Registration Rights.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $125.5 million. We intend to use the net proceeds from the offering:

	•	to prepay the principal and accrued but unpaid interest, and to pay the “make-whole” premium, on our existing senior notes;

	•	to repay outstanding borrowings under our existing unsecured credit facility;

	•	to repay TIDES deferred interest; and

	•	to fund general corporate purposes.
Transfer restrictions; absence of a public market for the notes

We have not registered the notes under the Securities Act of 1933 and the notes are subject to restrictions on transferability and resale.  The notes are new securities and there is currently no established market for the notes.  If issued, the exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market.  Accordingly, we cannot assure you as to the development or liquidity of any market for the notes or the exchange notes.  We expect that the notes will be eligible for trading in The PORTAL® Market.  The initial purchasers have advised us that they currently intend to make a market in the notes and, if issued, the exchange notes.  However, they are not obligated to do so, and they may discontinue any market making with respect to the notes or the exchange notes without notice.  We do not intend to apply for a listing of the notes, or, if issued, the exchange notes, on any securities exchange or for the inclusion of the notes, or, if issued, the exchange notes, on any automated dealer quotation system.

Risk factors	See “Risk Factors” and the other information in this offering memorandum for a discussion of factors you should carefully consider before deciding to invest in the notes.